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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-83850 and No. 33-61294) of Centura Software Corporation of our report dated February 10, 1998, except as to Note 13, which is dated February 27, 1998, appearing on page 39 of this Annual Report on Form 10-K. We also consent to the reference to us under the heading "Selected Financial Data" of this Annual Report on Form 10-K insofar as it relates to each of the five years in the period ended December 31, 1997. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data."

/s/ Price Waterhouse LLP

Price Waterhouse LLP
San Jose, California
March 30, 1998